Exhibit 99.1

Atlantic Coast Financial Corporation Reports Third Quarter 2012 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--November 6, 2012--Atlantic Coast Financial Corporation (the "Company,")(NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the third quarter and nine months ended September 30, 2012.

For the third quarter of 2012, the Company reported a net loss of $1.7 million or $0.66 per diluted share compared with a net loss of $1.4 million or $0.55 per diluted share in the year-earlier quarter and a net loss of $3.0 million or $1.20 per diluted share in the second quarter of 2012. For the first nine months of 2012, the net loss totaled $6.4 million or $2.55 per diluted share compared with a net loss in the year-earlier period of $6.3 million or $2.52 per diluted share.

Notable highlights of the third quarter included:

  Net loss for the 2012 third quarter decreased compared with the linked quarter primarily due to a lower provision for loan losses and lower non-interest expense, as well as higher gains on investment security sales, which helped offset a decrease in net interest income. The quarterly net loss increased compared with the year-earlier quarter primarily due to lower net interest income and a lesser amount of gains from investment security sales, partially offset by lower provision for loan losses and non-interest expense.
  Non-performing assets decreased 16.2% to $34.2 million, or 4.35% of total assets, at September 30, 2012, from $40.8 million on a linked-quarter basis at June 30, 2012, and 34.7% from $52.4 million at December 31, 2011.
  Annualized net charge-offs to average loans decreased to 2.43% for the third quarter of 2012 from 3.69% in the second quarter of 2012, but increased from 1.99% for the year-earlier third quarter.
  Total assets were $784.8 million at September 30, 2012, compared with $789.0 million and $792.4 million at December 31, 2011, and September 30, 2011, respectively, as the Company has continued to manage asset size consistent with its overall capital management strategy.
  In July 2012, the Company modified its agreement with one of the counterparties to its reverse repurchase agreement debt. The changes to the agreement significantly reduced the Company's exposure to the risk of loss by removing the counterparty's option to terminate the debt at market value in the event the Bank becomes less than adequately capitalized, or as occurred in August 2012, enters into a consent order with the Office of the Comptroller of the Currency (the "OCC").

Commenting on the third quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "Following on the progress we made in the first two quarters of the year, we are again pleased to report additional reductions in our non-performing asset levels – now over a third less than the amounts at the beginning of 2012. Our strategy to be opportunistic in dealing with problem loans has proven effective. Also, our warehouse lending had a strong quarter with the end-of-quarter balance increasing by 41% to $72 million from the second quarter-end amount, and our retail banking team performed well with their deposit retention and growth campaign. Like many banks, our net interest income is softening given the extended low interest rate environment. However, our tactics to reduce deposit costs and operating expenses have helped offset what is proving to be an ongoing issue for the industry. Still, many challenges remain ahead, including uncertainties about the economy in general, regulatory issues and the conditions of the real estate market. While much of this is beyond our control, we remain focused on activities within our control, such as working through problem loans, achieving better expense control, growing our core deposit base, and capitalizing on opportunities to generate increased revenues from our warehouse and small business lending platforms."

Capital Update

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.11%, 9.23%, and 10.50%, respectively, at September 30, 2012.

Effective August 10, 2012, the Bank's Board of Directors consented to the issuance of a Consent Order (the "Agreement") by the OCC. Among other things, the Agreement calls for the Bank to achieve and maintain Tier 1 capital of 9% of adjusted total assets and Total risk based capital of 13% of risk-weighted assets by December 31, 2012. In accordance with the Agreement, the Board established a Compliance Committee that is responsible for monitoring and coordinating the Bank's adherence to the provisions of the Agreement. Having completed the early steps required by the Agreement, the Compliance Committee remains focused on meeting all of the requirements of the Agreement. The Agreement does not affect the Bank's ability to continue to conduct its banking business with customers in a normal fashion. The Company's Board of Directors and management remain committed to meeting the capital requirements of the Agreement through its ongoing strategic alternatives process.

Asset Quality		At
	Sept. 30, 2012	June 30, 2012	March 30, 2012	Dec. 31, 2011	Sept. 30, 2011
	($ in millions)
Non-performing loans	$26.3	$33.1	$41.8	$46.6	$44.2
Non-performing loans to total loans	5.81%	7.07%	8.38%	8.94%	8.31%
Other real estate owned	$7.9	$7.7	$4.3	$5.8	$7.1
Non-performing assets	$34.2	$40.8	$46.1	$52.4	$51.3
Non-performing assets to total assets	4.35%	5.24%	5.94%	6.65%	6.47%
Troubled debt restructurings performing for less than 12 months under terms of modification	$18.5	$20.0	$19.9	$19.3	$15.9
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$52.7	$60.8	$66.0	$71.7	$67.2
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.5	$12.0	$11.6	$12.7	$18.2

  The decrease in non-performing loans in the third quarter of 2012 compared with the linked quarter primarily reflected a transfer of $2.1 million of non-performing loans to other real estate owned, $2.8 million related to the sale of non-performing residential loans, and an additional $2.8 million related to the disposal of other non-performing loans through short sales.
  The increase in other real estate owned balances between September 30, 2012, and June 30, 2012, resulted from the aforementioned transfer from non-performing loans, reduced by $1.7 million in foreclosed asset sales and $0.2 million in write-downs. The Bank recorded a gain on foreclosed asset sales of $0.2 million, net of expenses, during the third quarter.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Nine Months Ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
	($ in millions)
Provision for loan losses	$3.5	$3.7	$4.4	$10.7	$10.2
Allowance for loan losses	$12.7	$12.3	$15.2	$12.7	$15.2
Allowance for loan losses to total loans	2.82%	2.64%	2.85%	2.82%	2.85%
Allowance for loan losses to non-performing loans	48.45%	37.30%	34.35%	48.45%	34.35%
Net charge-offs	$3.1	$4.9	$2.9	$13.5	$8.3
Net charge-offs to average outstanding loans	2.43%	3.69%	1.99%	3.36%	1.89%

  The decline in net charge-offs in the third quarter of 2012 compared with the linked quarter was primarily due to a $1.2 million charge-off in the second quarter of 2012 for the bulk sale of $4.0 million of non-performing residential loans, as well as a decrease in the amount of past due loans moving to non-accrual status. The loan sale closed in July 2012.
  The decline in the provision for loan losses for the third quarter of 2012 compared with the second quarter of 2012 primarily reflected lower one- to four-family and home equity loan losses, partially offset by higher land and multi-family loan charge-offs.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
	($ in millions)
Net interest income	$4.7	$5.1	$5.5	$14.8	$16.2
Net interest margin	2.55%	2.76%	2.89%	2.65%	2.84%
Yield on investment securities	1.89%	2.32%	3.17%	2.22%	3.23%
Yield on loans	5.73%	5.80%	5.77%	5.71%	5.76%
Total cost of funds	1.92%	1.96%	2.20%	1.97%	2.27%
Average cost of deposits	0.76%	0.80%	1.18%	0.85%	1.25%
Rates paid on borrowed funds	4.48%	4.43%	4.22%	4.44%	4.38%

  The decline in net interest income for the third quarter of 2012 compared with the linked quarter and year-earlier quarter reflected primarily a reduction in loans outstanding, particularly portfolio loans, and the impact of lower interest rates on funds reinvested in investment securities and other interest-earning assets. Approximately one half of this impact on interest income has been offset by reduced interest expense for deposits. The reduction in portfolio loans is consistent with the Company's capital management strategy and its efforts to increase levels of primary liquidity due to reductions in sources of secondary liquidity. In addition, net interest margin continues to be under pressure as yields on interest-earning assets, particularly for shorter-term assets, have remained historically low, a trend that is expected to continue through 2014.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
	($ in millions)
Non-interest income	$2.7	$1.8	$4.7	$6.7	$9.1
Non-interest expense	$5.6	$6.0	$7.1	$17.0	$21.5
Efficiency ratio	75.03%	87.03%	69.90%	78.96%	84.67%

  The increase in non-interest income for the third quarter of 2012 compared with the linked quarter primarily reflected increased gains of $1.0 million on the sales of investment securities, partially offset by a decrease in gains on the sales of loans.
  The decline in non-interest income for the third quarter of 2012 compared with the year-earlier quarter primarily reflected reductions in gains on the sales of investment securities from $3.1 million in 2011 to $1.0 million in the third quarter of 2012.
  The decrease in non-interest expense in the third quarter of 2012 compared with both the linked quarter and year-earlier quarter primarily reflected reduced compensation and benefit expenses along with professional and outside services expense, both due to expense-reduction initiatives, and lower expenses on foreclosed assets, partially offset by increased collection costs.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Total assets	$784,810	$778,534	$776,831	$788,967	$792,402
Cash and cash equivalents	63,840	64,772	47,117	41,017	15,323
Securities available-for-sale	155,368	146,383	131,910	126,821	130,052

Loans held-for-sale	74,313	57,806	59,399	61,619	64,280
Loans receivable, gross	452,120	467,819	498,921	521,233	532,174
Allowance for loan losses	12,729	12,339	13,516	15,526	15,188
Loans receivable, net	439,391	455,480	485,405	505,707	516,986

Total deposits	507,906	500,481	498,010	508,411	507,938
Federal Home Loan Bank advances	135,000	135,000	135,000	135,000	135,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Stockholders' equity	43,080	43,990	45,315	46,294	50,697

	For the Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
Interest income	$8,213	$8,623	$8,749	$9,246	$9,610
Interest expense	3,497	3,519	3,766	3,963	4,098
Net interest income	4,716	5,104	4,983	5,283	5,512
Provision for loan losses	3,529	3,741	3,475	5,201	4,419
Net interest income after provision for loan losses	1,187	1,363	1,508	82	1,093
Non-interest income	2,734	1,799	2,155	2,134	4,654
Non-interest expense	5,590	6,008	5,372	6,629	7,106
Loss before income taxes	(1,669)	(2,846)	(1,709)	(4,413)	(1,359)
Income tax (expense) benefit	--	(150)	--	424	--
Net loss	$(1,669)	$(2,996)	$(1,709)	$(3,989)	$(1,359)

Net loss per basic and diluted share	$(0.66)	$(1.20)	$(0.69)	$(1.61)	$(0.55)

Basic and diluted weighted average shares outstanding	2,498	2,497	2,494	2,483	2,484

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended Sept. 30,		At and for the Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Interest rate
Net interest spread	2.40%	2.72%	2.49%	2.69%
Net interest margin	2.55%	2.89%	2.65%	2.84%

Average balances
Loans receivable	$517,173	$586,798	$537,044	$586,931
Total interest-earning assets	739,646	762,396	744,341	762,694
Total assets	776,794	810,415	779,517	811,281
Deposits	498,483	503,102	500,131	506,854
Total interest-bearing liabilities	685,649	711,435	688,839	712,957
Total liabilities	732,485	755,952	733,724	756,778
Stockholders' equity	44,309	54,463	45,793	54,503

Performance ratios (annualized)
Return on average total assets	-0.86%	-0.67%	-1.06%	-1.04%
Return on average stockholders' equity	-15.07%	-9.98%	-18.12%	-15.41%
Ratio of operating expenses to average total assets	2.88%	3.51%	2.90%	3.53%
Efficiency ratio	75.03%	69.90%	78.96%	84.67%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.88%	107.16%	108.06%	106.98%

Asset quality ratios
Non-performing loans	$26,272	$44,209	$26,272	$44,209
Foreclosed assets	7,903	7,077	7,903	7,077
Impaired loans	40,201	46,823	40,201	46,823
Non-performing assets to total assets	4.35%	6.47%	4.35%	6.47%
Non-performing loans to total loans	5.81%	8.31%	5.81%	8.31%
Allowance for loan losses to non-performing loans	48.45%	34.35%	48.45%	34.35%
Allowance for loan losses to total loans	2.82%	2.85%	2.82%	2.85%
Net charge-offs to average outstanding loans (annualized)	2.43%	1.99%	3.36%	1.89%

Capital ratios
Stockholders' equity to total assets	5.49%	6.40%	5.49%	6.40%
Average stockholders' equity to average total assets	5.70%	6.72%	5.87%	6.72%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer